Exhibit 16.1

June 10, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Factorial Energy Inc. (formerly known as Cartesian Growth Corporation III) under Item 4.01 of its Form 8-K dated June 5, 2026. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Factorial Energy Inc. contained therein.

Very truly yours,

/s/ CBIZ CPAs P.C.